EXHIBIT 99.1

VERSEDGE TECHNOLOGIES INC.

2001 STOCK OPTION PLAN

1.	Purpose.

The purpose of this plan (the “Plan”) is to secure for VersEdge Technologies Inc. (the “Company”) and its shareholders the benefits arising from capital stock ownership by employees, officers and directors of, and consultants or advisors to, the Company and its subsidiary corporations, who are expected to contribute to the Company’s future growth and success. Except where the context otherwise requires, the term “Company” shall include present and future subsidiaries of the Company as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended or replaced from time to time (the “Code”). Those provisions of the Plan which make express reference to Section 422 shall apply only to Incentive Stock Options (as that term is defined in the Plan).

2.	Type of Options and Administration.

(a) Types of Options. Options granted pursuant to the Plan shall be authorized by action of the Board of Directors of the Company (or a Committee designated by the Board of Directors, as provided below) and may be either (i) incentive stock options (“Incentive Stock Options”) meeting the requirements of Section 422 of the Code (ii) options granted so as to be recognized pursuant to Section 102 of the Israeli Income Tax Ordinance [New Version], as amended, (the “Ordinance”) and to comply with the Ordinance and its regulations and the Income Tax Rules (Tax Benefits in Stock Issuance to Employees) 5349-1989 (the “Rules”) (“102 Options”), or (iii) non-statutory options which are not intended to meet the requirements of Section 422 of the Code or section 102 of the Ordinance.

(b) Administration. The Plan will be administered by the Board of Directors of the Company, whose construction and interpretation of the terms and provisions of the Plan shall be final and conclusive. The Board of Directors may in its sole discretion grant options to purchase shares of Common Stock of the Company (“Common Shares”) and issue shares upon exercise of such options as provided in the Plan. The Board shall have authority, subject to the express provisions of the Plan, to construe the respective option agreements and the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the respective option agreements (which shall be identical except for the exercise price, the commencement date and the vesting schedule stipulated in each agreement, and the events of an Acquisition Event, as defined below) and to make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan; provided, however, that option agreements in respect of options granted to consultants and advisors of the Company or its subsidiaries, may be non-identical. The Board of Directors may correct any defect or provide any omission or reconcile any inconsistency in the Plan or in any option agreement in the manner and to the extent deemed by it, solely and finally, expedient to carry the Plan into effect. No director or person acting pursuant to authority delegated by the

Board of Directors shall be liable for any action or determination under the Plan made in good faith. To the extent permitted by applicable law, the Board of Directors may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board of Directors (a “Committee”). If and when the Common Shares are registered under the Securities Exchange Act of 1934 (the “Exchange Act”), the Board of Directors shall appoint one such Committee of not less than two members, each member of which shall be an “outside director” within the meaning of Section 162(m) of the Code and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. All references in the Plan to the Board of Directors shall mean the Board of Directors or a Committee of the Board of Directors to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

3.	Eligibility.

Options may be granted to persons who are, at the time of grant, employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary (each, an “Optionee”); provided that the class of optionees to whom Incentive Stock Options may be granted shall be limited to all employees of the Company or any subsidiary and the class of Optionees to whom 102 Options may be granted shall be limited to all Israeli employees of the Company or any subsidiary. A person who has been granted an option may, if he or she is otherwise eligible, be granted additional options if the Board of Directors shall so determine.

4.	Trustee

The 102 Options and the Option Shares (as defined below) issuable under the 102 Options, shall be held in trust for the benefit of such employees by Gene Kleinhendler, Adv., as a trustee approved for such purpose by the Israel Income Tax Authorities (the “Trustee” or the “Escrow Agent”). The Option Shares issuable under options other than Incentive Stock Options or 102 Options may, at the Committee’s discretion, be held in trust by the Trustee for the benefit of the respective Optionees.

Upon receipt of the option the Optionee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the plan, or any option or share granted to such Optionee thereunder.

5.	Shares Subject to Plan.

Subject to adjustment as provided in Section 15 below, the maximum number of Common Shares of the Company which may be issued and sold under the Plan is 2,080,000 (two million and eighty thousand) shares (“the Option Shares”). If an option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject to such option shall again be available for subsequent option grants under the Plan. If shares issued upon exercise of an option under the Plan are tendered to the Company in payment of the exercise price of an option granted under the Plan, such tendered shares shall again be available for subsequent option grants under the Plan; provided, that in no event shall such shares be made available pursuant to exercise of Incentive Stock Options.

6.	Form of Option Agreements.

As a condition to the grant of options under the Plan, each Optionee shall execute an option agreement in such form not inconsistent with the Plan as may be approved by the Board of Directors. Such option agreements may differ among Optionees only with respect to the number of shares purchasable under the option, the type of options granted (Incentive Stock Options, 102 Options or other), the exercise price, the commencement date, the vesting schedule, the transferability and the events of an Acquisition Event (as defined below), that are stipulated in each agreement; provided that for Optionees who are consultants or advisors of the Company or any subsidiary, other provisions may also differ.

7.	Purchase Price.

(a) General. The purchase price per Common Share deliverable upon the exercise of an option (an “Option Share”) shall be determined by the Board of Directors, provided, however, that in the case of an Incentive Stock Option, the exercise price shall not be less than 100% of the fair market value of such share, as determined by the Board of Directors, at the time of grant of such option, or less than 110% of such fair market value in the case of options described in Section 10(b).

(b) Payment of Purchase Price. Options granted under the Plan may provide for the payment of the exercise price by either (1) cash or check to the order of the Company in an amount equal to the exercise price of such options; or (2) at the discretion of the board or the committee, at the time of the grant or of the exercise of the option (A) by delivery to the company of other common stock of the company, or (B) according to a deferred payment.

(c) To the extent required by Section 102 of the Ordinance, the grantee of 102 Options shall waive a portion of his salary payment in consideration for the options granted to him.

8.	Term and Exercise of Options.

(a) Each option granted under this Plan shall be exercisable as set out in the respective option agreements. However, no option shall be exercisable after the expiration of ten (10) years from the date of grant.

(b) Except as provided in Section 10 hereof, the option may not be exercised unless, at the time the option is exercised and at all times from the Commencement Date, the Optionee shall then be and shall have been an employee, consultant or advisor, as the case may be, of the Company or of any of its subsidiaries.

9.	Nontransferabilitv of Options.

Except as the Board of Directors may otherwise determine or provide in an option agreement, options shall not be assignable or transferable by the Optionee, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Optionee, shall be exercisable only by the Optionee.

10.	Termination of Option.

(a) If the Optionee shall cease to be employed or engaged by the Company or any subsidiary as the result of his retirement with the consent of the Company or voluntary termination, then the options, only to the extent exercisable by him at the time he ceases to be employed or engaged by the Company or any subsidiary, may be exercised by him within three (3) months after such time.

(b) If the Optionee shall cease to be employed or engaged by the Company or any subsidiary as the result of his disability, then the options, only to the extent exercisable by him at the time he ceases to be employed or engaged by the Company or any subsidiary, may be exercised by him within twelve (12) months after such time.

(c) If the Optionee shall cease to be employed or engaged by the Company or any subsidiary as the result of his dismissal without cause or termination of engagement without cause, then the options, only to the extent exercisable by him at the time he ceases to be employed or engaged by the Company or any subsidiary, may be exercised by him within three (3) months after such time.

(d) If the Optionee shall die while in the employ of or engagement by the Company or any subsidiary, his estate, personal representative, or beneficiary shall have the right, subject to the provisions of Section 8, to exercise the options (to the extent that the Optionee would have been entitled to do so at the time of his death) at any time within twelve (12) months from the date of his death.

(e) Employment or engagement by the Company, as the case may be, shall not be deemed to be terminated because an Optionee is transferred from one of the Company or any subsidiary to another of the Company or any subsidiary.

(f) If the Optionee shall cease to be employed or engaged by the Company or any subsidiary for any reason other than as described above, the options will terminate immediately.

(g) The provisions of this Section 10 shall be subject to any required approvals or permits with respect to 102 Options from the Israeli Income Tax Authorities, if any, which approvals or permits shall be the sole responsibility of the Optionee.

11.	Incentive Stock Options.

Options granted under the Plan which are intended to be Incentive Stock Options shall be subject to the following additional terms and conditions, which will supersede anything to the contrary in this Plan:

(a) Express Designation. All Incentive Stock Options granted under the Plan shall, at the time of grant, be specifically designated as such in the option agreement covering such Incentive Stock Options.

(b) 10% Shareholder. If any employee to whom an Incentive Stock Option is to be granted under the Plan is, at the time of the grant of such option, the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (after taking into account the attribution of stock ownership rules of Section 424(d) of the Code), then the following special provisions shall be applicable to the Incentive Stock Option granted to such individual:

(i) the purchase price per Option Share subject to such Incentive Stock Option shall not be less than 110% of the fair market value of one Common Share at the time of grant; and

(ii) the option exercise period shall not exceed five years from the date of grant.

(c) Dollar Limitation. For so long as the Code shall so provide, options granted to any employee under the Plan (and any other incentive stock option plans of the Company) which are intended to constitute Incentive Stock Options, shall not constitute Incentive Stock Options to the extent that such options, in the aggregate, become exercisable for the first time in any one calendar year for Option Shares with an aggregate fair market value (determined as of the respective date or dates of grant) of more than $100,000.

(d) Termination of Employment, Death or Disability. No Incentive Stock Option may be exercised unless, at the time of such exercise, the Optionee is, and has been continuously since the date of grant of his or her option, employed by the Company or any subsidiary, except that:

(i) an Incentive Stock Option may be exercised within the period of three months after the date the Optionee ceases to be an employee of the Company or any subsidiary; provided, that the agreement with respect to such option may designate a longer exercise period and that the exercise after such three-month period shall be treated as the exercise of a non-statutory option under the Plan;

(ii) if the Optionee dies while in the employ of the Company or any subsidiary, or within three months after the Optionee ceases to be such an employee, the Incentive Stock Option may be exercised by the person to whom it is transferred by will or the laws of descent and distribution within the period of one year after the date of death; and

(iii) if the Optionee becomes disabled (within the meaning of Section 22(e)(3) of the Code or any successor provision thereto) while in the employ of the Company or any subsidiary, the Incentive Stock Option may be exercised within the period of one year after the date the optionee ceases to be an employee because of such disability.

For all purposes of this Section 11, “employment” shall be defined in accordance with the provisions of Section 1.421-7(h) of the Income Tax Regulations (or any successor regulations) and shall include employment by the Company or any subsidiary. Subject to applicable law, employment shall not be deemed to be terminated because an optionee is transferred from one of the Company or any subsidiary to another of the Company or any subsidiary. Notwithstanding the foregoing provisions, no Incentive Stock Option may be exercised after its expiration date.

12.	Application of Section 102 of the Ordinance

The provisions of this section apply with respect to the 102 Options and 102 Optionees only:

(a) The Escrow Agent and each employee participating in the Plan as 102 Optionee shall comply with the Ordinance and Rules and with the escrow agreement entered into between the Company and the Escrow Agent.

(b) Each participating 102 Optionee shall be obligated to immediately notify the Company and the Escrow Agent of his request, if any, to the Income Tax authority pursuant to Rule 6(b) of the Rules in the event the Option Shares underlying the options are registered on any stock exchange. Nothing herein shall obligate the Company to register its shares or any portion of its shares on a stock exchange.

(c) The 102 Options and/or the Option Shares issuable thereunder, as the case may be, shall be issued to and held by the Escrow Agent for the benefit of the 102 Optionee for two years from the date of the grant of the Option, or the issue of the Option Shares issuable thereunder, as the case may be. After the two year holding period and subject to any further period included in this Plan, or the agreement with the 102 Optionee, the Escrow Agent may release the Options or Option Shares to the 102 Optionee only after the receipt by the Escrow Agent of an acknowledgment from the Income Tax Authority that 102 Optionee has paid any applicable tax due pursuant to the Ordinance and Rules.

(d) In the event a share dividend (bonus shares) is declared on Option Shares, such dividend shares shall be subject to the provisions of this Plan and the holding period for such dividend shares shall be measured from the commencement of the holding period for Option Shares from which the dividend was declared.

(e) The exemption under Section 102 of the Ordinance shall be forfeited and the 102 Optionee shall be required to pay any applicable tax promptly at such time as (i) the 102 Optionee’s employment is terminated during the two year holding period (other than because of death or some other reason acceptable to the Income Tax Authority); (ii) the Company or the 102 Optionee fail to comply with one or more of the conditions for the exemption as required by the Ordinance, Rules or Income Tax Authority; or (iii) the Income Tax Authority withdraws or cancels the exemption for the Plan or for the particular 102 Optionee.

(f) No 102 Optionee shall claim an exemption from Israeli tax pursuant to part E of the Ordinance or Section 104 or Section 97(a) of the Ordinance in connection with a transfer by such 102 Optionee of an 102 Option or Shares prior to the end of the “Holding Period” as defined in Rule 1(i) of the Rules.

13.	General Restrictions.

(a) Investment Representations. The Company may require any person to whom options are granted, as a condition of exercising such options, to give written assurances in substance and form satisfactory to the Company to the effect that such person is acquiring the Option Shares subject to the option for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws, or with covenants or representations made by the Company in connection with any public offering of its Common Shares.

(b) Compliance With Securities Laws. The options shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the Option Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, such options may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, or satisfaction of such condition shall have been effected or obtained on conditions acceptable to the Board of Directors. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification, or to satisfy such condition.

14.	Rights as a Shareholder.

The Optionee shall have no rights as a shareholder with respect to any Option Shares (including, without limitation, any rights to receive dividends or non-cash distributions with respect to such shares) until the date of issue of a stock certificate to him or her for such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

15.	Adjustment Provisions for Recapitalizations and Related Transactions.

(a) General. If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, (i) the outstanding Common Shares are increased, decreased or exchanged for a different number or kind of shares or other securities of the Company, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such Common Shares or other securities, an appropriate and proportionate adjustment shall be made in (x) the maximum number and kind of shares reserved for issuance under the Plan, (y) the number and kind of shares or other securities subject to any then outstanding options under the Plan, and (z) the price for each share subject to any then outstanding options under the Plan, without changing the aggregate purchase price as to which such options remain exercisable or the economic value of such options. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 15 if such adjustment would cause the Plan to fail to comply with Section 422 of the Code or section 102 of the Ordinance. If this Section 15 applies to any event to which Section 16 also applies, then Section 16 shall be applicable to such event and this Section 15 shall not apply. The provisions of this Section 15 and section 16 below shall be subject to pre-rulings obtained from the income tax authorities, to the extent necessary, as shall be determined by the Board of Directors.

(b) Board Authority to Make Adjustments. Any adjustments under this Section 15 will be made by the Board of Directors, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional shares will be issued under the Plan on account of any such adjustments.

16.	Merger, Consolidation, Asset Sale, Liquidation, etc.

In the event of an Acquisition Event (as defined below) while unexercised options remain outstanding under the Plan, the terms of any outstanding options, with respect to the Option Shares purchasable upon exercise thereof, shall be determined in the respective option agreement.

An “Acquisition Event” shall mean: (a) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation, (b) any sale of all or substantially all of the assets or shares of the Company, or (c) the complete liquidation of the Company.

(b) Substitute Options. The Company may grant options under the Plan in substitution for options held by employees of another corporation who become employees of the Company, or a subsidiary of the Company, as the result of a merger or consolidation of the employing corporation with the Company or a subsidiary of the Company, or as a result of the acquisition by the Company, or one of its subsidiaries, of property or stock of the employing corporation. The Company may direct that substitute options be granted on such terms and conditions as the Board of Directors considers appropriate in the circumstances.

17.	No Special Employment Rights.

Nothing contained in the Plan or in any option shall confer upon any Optionee any right with respect to the continuation of his or her employment by or engagement with the Company, its parent, or any subsidiary or interfere in any way with the right of the Company at any time to terminate such employment or engagement, or to increase or decrease the compensation of the Optionee.

18.	Other Employee Benefits.

Except as to plans which by their terms include such amounts as compensation, the amount of any compensation deemed to be received by an employee as a result of the exercise of an option or the sale of shares received upon such exercise will not constitute compensation with respect to which any other employee benefits of such employee are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, life insurance or salary continuation plan, except as otherwise specifically determined by the Board of Directors.

19.	Withholding.

The Company shall have the right to deduct from payments of any kind otherwise due to the Optionee any federal, state or local taxes of any kind required by law to be withheld with respect to any shares issued upon exercise of options under the Plan. Subject to the prior approval of the Company, which may be withheld by the Company in its sole discretion, the Optionee may elect to satisfy such obligations, in whole or in part, by causing the Company to withhold Common Shares otherwise issuable pursuant to the exercise of an option. The shares so delivered or withheld shall have a fair market value equal to such withholding obligation. The fair market value of the shares used to satisfy such withholding obligation shall be determined by the Company as of the date that the amount of tax to be withheld is to be determined. An Optionee who has made an election pursuant to this Section 19 may only satisfy his or her withholding obligation with Common Shares which are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

20.	Effective Date and Duration of the Plan.

(a) Effective Date. The Plan shall become effective as of the date marked below, but no Incentive Stock Option granted under the Plan shall become exercisable unless and until the Plan shall have been approved by the Company’s shareholders. If such shareholder approval is not obtained within twelve months after the effective date of the Plan, no options previously granted under the Plan shall be deemed to be Incentive Stock Options and no Incentive Stock Options shall be granted thereafter. Amendments to the Plan not requiring shareholder approval shall become effective when adopted by the Board of Directors; amendments requiring shareholder approval shall become effective when adopted by the Board of Directors, but no Incentive Stock Option granted after the date of such amendment shall become exercisable (to the extent that such amendment to the Plan was required to enable the Company to grant such Incentive Stock Option to a particular optionee) unless and until such amendment shall have been approved by the Company’s shareholders. If such shareholder approval is not obtained within twelve months of the Board’s adoption of such amendment, any Incentive Stock Options granted on or after the date of such amendment shall terminate to the extent that such amendment to the Plan was required to enable the Company to grant such option to a particular Optionee. Subject to this limitation, options may be granted under the Plan at any time after the effective date and before the date fixed for termination of the Plan.

(b) Termination. Unless sooner terminated in accordance with Sections 10 or 16, the Plan shall terminate, with respect to all options granted in accordance to the Plan (Incentive Stock Options and options which are not Incentive Stock Options), upon the earlier of (i) the close of business on the day next preceding the tenth anniversary of the date of its adoption by the Board of Directors, or (ii) the date on which all shares available for issuance under the Plan shall have been issued pursuant to the exercise or cancellation of options granted under the Plan. If the date of termination is determined under (i) above, then options outstanding on such date shall continue to have force and effect in accordance with the provisions of the instruments evidencing such options.

21.	Provision for Foreign Participants.

The Board of Directors may, without amending the Plan, modify awards or options granted to participants who are foreign nationals or employed outside the United States to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

VERSEDGE TECHNOLOGIES INC.

Effective Date:_______________	By:

Name:

Position: